Stikeman Elliott LLP Barristers & Solicitors

1155 René Lévesque Blvd. West, 40th Floor, Montréal, Quebec, Canada H3B 3V2
Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com

August 13, 2015

Sphere 3D Corp.
240 Matheson Boulevard East
Mississauga, ON L4Z 1X1
Canada

Dear Sirs/Mesdames:

Re:	Registration of 4,454,620 common shares of Sphere 3D Corp.

     We have acted as Canadian special counsel to Sphere 3D Corp., a corporation amalgamated under the Business Corporations Act (Ontario) (the “Company”), in connection with the registration under the United States Securities Act of 1933, as amended, pursuant to a Registration Statement on Form F-3 (the “Registration Statement”), filed on or about the date hereof with the United States Securities and Exchange Commission, relating to the offer and sale, from time to time by the selling security holders listed on Schedule "A" hereof, of:

(a)	2,227,310 outstanding common shares of the Company (the “Shares”); and

(b)

2,227,310 common shares issuable upon the exercise of outstanding warrants of the Company (the “Warrants Shares” and, collectively with the Shares, the “Registration Shares”) in accordance with warrant agreements listed on Schedule "B" hereof (the “Warrants Agreement”).

     For the purposes of this opinion, we have examined copies of the Registration Statement and of the Warrant Agreements. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):

(a)	the certificate and articles of amalgamation of the Company;

(b)	the by-laws of the Company;

(c)	certain resolutions of the Company’s directors; and

(d)	a certificate of an officer of the Company (the “Officer’s Certificate”).

     We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have relied upon the Corporate Documents without independent investigation of the matters provided for therein for the purpose of providing our opinion expressed herein.

     In examining all documents and in providing our opinion expressed herein we have assumed that:

(a)	all individuals had the requisite legal capacity;

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(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)	the certificate of amalgamation of the Company is conclusive evidence that the Company is amalgamated under the Business Corporations Act (Ontario); and

(f)

all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officer’s Certificate, are complete, true and accurate.

     We express no opinion as to any laws, or matters governed by any laws, other than the laws of the province of Ontario and the federal laws of Canada applicable therein. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

     Where our opinion expressed herein refers to the Registration Shares having been issued as being “fully-paid and non-assessable” common shares of the Company, such opinion assumes that all required consideration (in whatever form) has been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

     Based and relying upon the foregoing, we are of the opinion that the Shares have been duly issued by the Company as fully paid and non-assessable and the Warrant Shares, when issued upon exercise of the Warrants as described in the Registration Statement and in accordance with the terms of their respective Warrant Agreements, will be validly issued as fully paid and non-assessable.

     This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Registration Shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours truly,

/s/ Stikeman Elliott LLP

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Schedule "A"
Selling Security Holders

Countryman Investments Ltd.
Delbrook Enhanced Return Fund
Delbrook Capital Advisors Inc.
GMP Securities LP ITF Lynn Factor
Greenlaw International LP
Laidar Holdings Ltd
MacFarlane Family Ventures LLC

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Schedule "B"
Warrant Agreements

Warrant Certificate No.1 for the purchase of 781,250 common shares, dated May 19, 2015, issued to MacFarlane Family Ventures, LLC

Warrant Certificate No.3 for the purchase of 150,000 common shares, dated May 22, 2015, issued to Countryman Investments Ltd.

Warrant Certificate No.4 for the purchase of 110,000 common shares, dated May 22, 2015, issued to Greenlaw International LP

Warrant Certificate No.5 for the purchase of 50,000 common shares, dated May 29, 2015, issued to Laidar Holdings Ltd

Warrant Certificate No.6 for the purchase of 10,000 common shares, dated June 1, 2015, issued to Delbrook Enhanced Return Fund

Warrant Certificate No.7 for the purchase of 5,000 common shares, dated June 1, 2015, issued to Delbrook Capital Advisors Inc.

Warrant Certificate No.8 for the purchase of 10,000 common shares, dated June 1, 2015, issued to Delbrook Capital Advisors Inc.

Warrant Certificate No.9 for the purchase of 5,000 common shares, dated June 1, 2015, issued to Delbrook Capital Advisors Inc.

Warrant Certificate No.10 for the purchase of 500,000 common shares, dated June 30, 2015, issued to GMP Securities LP ITF Lynn Factor

Warrant Certificate No.11 for the purchase of 606,060 common shares, dated August 13, 2015, issued to MacFarlane Family Ventures LLC